EXHIBIT 10.11

[LETTERHEAD OF SEARS HOLDINGS CORPORATION]

January 29, 2014

Mr. Robert A. Riecker

Dear Rob,

As you continue in the role of Vice President, Controller and Chief Accounting Officer, we are pleased to provide you with the following compensation changes, subject to approval by the Compensation Committee of the Sears Holdings Corporation Board of Directors (the “Compensation Committee”).
The changes to your compensation package are as follows:

•	Annual base salary at a rate of $375,000, effective February 2, 2014.

•
Upon the completion or conclusion of both the spin-off of Lands’ End and Sears Auto from Sears Holdings Corporation (“SHC”), you will receive a one-time project bonus of $50,000 (gross), provided you remain actively employed with SHC through the effective date (or conclusion) of each spin-off. The project bonus will be payable as soon as administratively possible following the latest effective date (or conclusion) of the two spin-offs. This project bonus shall be a special bonus and shall not be eligible compensation for purposes of any qualified or nonqualified retirement plan maintained by SHC.

Rob, we are excited about the important contributions you will continue to make to the company as a member of the Executive Leadership Team. I look forward to your acceptance of our offer. If you need additional information or clarification, please call.

To accept, sign and date below and return this letter to me.

Sincerely,

/s/ Dean Carter
Dean Carter

Accepted:

/s/ Robert A. Riecker	02/06/2014
Robert A. Riecker	Date